Exhibit 4.2

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated this 10th day of December, 2015 (this “Agreement”), is entered into by and among Leap Therapeutics, Inc., a Delaware corporation, f/k/a Dekkun Corporation and HealthCare Pharmaceuticals, Inc. (the “Corporation”), and (i) the holders of Series A Convertible Preferred Stock, par value $.001 per share, of the Corporation (the “Series A Preferred Stock”) listed on Schedule 1 hereto (each individually a “Series A Holder” and, collectively, the “Series A Holders”), (ii) those holders of Series B Convertible Redeemable Preferred Stock, par value $.001 per share, of the Corporation (the “Series B Preferred Stock”) listed on Schedule 2 hereto (each individually, a “Series B Holder” and, collectively, the “Series B Holders”), and (iii) the holder of Series C Convertible Preferred Stock, par value $.001 per share, of the Corporation (the “Series C Preferred Stock”) listed on Schedule 3 hereto (each individually a “Series C Holder” and, collectively, the “Series C Holders”).

WITNESSETH:

WHEREAS, the Series A Holders and the Series B Holders are party to that certain Stockholders’ Agreement, dated as of January 3, 2011 (the “Original Agreement”);

WHEREAS, the  Series C Holders are acquiring shares of Series C Preferred Stock pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of November 16, 2015, by and among the Company, Leap Acquisition Subsidiary Inc., a Delaware corporation, and GITR Inc., a Delaware corporation (the “Merger Agreement”); and

WHEREAS, the Series A Holders and the Series B Holders wish to amend and restate the Original Agreement to include the Series C Holders as a party hereto;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings of the Corporation, the Series A Holders, Series B Holders and Series C Holders hereunder, the parties hereto do hereby agree as follows:

SECTION 1.                            Definitions. As used herein, the following terms shall have the following respective meanings:

Board shall mean the Board of Directors of the Corporation.

Budget shall have the meaning set forth in Section 2.8 hereof.

Certificate shall mean the Certificate of Incorporation of the Corporation.

Commission shall mean the U.S. Securities and Exchange Commission.

Common Stock shall mean the Common Stock, par value $.001 per share, of the Corporation.

Common Stockholders shall mean persons who become holders of Common Stock and who are listed on Schedule 4, as updated from time to time by the Corporation without having to get the consent or approval of any other party to this Agreement.

Environmental Laws shall mean all applicable federal, state and local laws, ordinances, rules and regulations that regulate, fix liability for, or otherwise relate to, the handling, use (including use in industrial processes, in construction, as building materials, or otherwise), storage and disposal of Hazardous Materials (as hereafter defined), and to the discharge, leakage, presence, migration, threatened release or release (whether by disposal, a discharge into any water source or system or into the air, or otherwise) of any pollutant or effluent. Without limiting the preceding sentence, the term “Environmental Laws” shall specifically include (but not be limited to) the following federal laws, as amended:

FEDERAL

Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et. seq.;

Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et. seq.;

Clean Water Act, 33 U.S.C. 1251 et. seq.; and

Clean Air Act, 42 U.S.C. 7401 et. seq.

Equity Percentage shall mean, as to the Preferred Stockholders that percentage figure which expresses the ratio that (a) the number of shares of issued and outstanding Common Stock then owned by such Preferred Stockholder bears to (b) the aggregate number of shares of issued and outstanding Common Stock then owned by all Stockholders.  For purposes solely of the computation set forth in clauses (a) and (b) above and the right of oversubscription, all issued and outstanding securities held by the Preferred Stockholders that are convertible into or exercisable or exchangeable for shares of Common Stock (including any issued and issuable shares of Preferred Stock) or for any such convertible, exercisable or exchangeable securities, shall be treated as having been so converted, exercised or exchanged at the rate or price at which such securities are convertible, exercisable or exchangeable for shares of Common Stock in effect at the time in question (which, for purposes of Section 2.3 of this Agreement, shall be at the time of delivery by the Corporation of the notice of the Offer contemplated by Section 2.3(b)), whether or not such securities are at such time immediately convertible, exercisable or exchangeable.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Exchange Act Registration Statement shall have the meaning set forth in Section 2.5 hereof.

Excess Securities shall have the meaning set forth in Section 2.3(d) hereof.

Excess Securities Notice shall have the meaning set forth in Section 2.3(d) hereof.

Excess Securities Period shall have the meaning set forth in Section 2.3(d) hereof.

Excluded Forms shall have the meaning given such term in Section 3.5 hereof.

Excluded Securities shall mean, collectively:

(A)                               Reserved Shares.

(B)                               Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under any equity incentive plan of the Corporation or other agreements that have been and approved in form and in substance by the holders of a majority of the voting power of the Series C Preferred Stock and Series B Preferred Stock then outstanding, voting together as a separate class, calculated in accordance with Section A.6(a) of Article III of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders) or by the Board of Directors (including a majority of the Preferred Directors), and which, as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers, rights of first offer in favor of the Corporation and restricted stock grants to directors, employees or consultants as approved by the Board of Directors of the Corporation.

(C)                               Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock.

(D)                               Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to banks or lenders in connection with a debt financing transaction or landlords in connection with real estate lease transactions, provided that each such issuance is approved by the Board.

(E)                                Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions, provided that each such transaction and related issuance is approved by the Board of Directors (including the consent of a majority of the Preferred Directors).

(F)                                 Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable pursuant to the acquisition by the Corporation of any other corporation, partnership, joint venture, trust or other entity by any merger, stock acquisition, reorganization, purchase of substantially all assets or otherwise in which the Corporation, or its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired entity or the resulting entity after such transaction, so long as approved by the Board.

(G)                               Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock), the issuance of which is approved by a majority of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as converted to Common Stock basis, with such approval expressly waiving the application of the anti-dilution provisions of Section A.7 of the Certificate as a result of such issuance.

(H)                              Any and all shares of Preferred Stock issued or issuable pursuant to the Purchase Agreement.

Group shall mean: (i) as to a Preferred Stockholder that is a limited partnership or corporation, any and all limited partnerships, limited liability companies, or corporations now existing or hereafter formed that are affiliated with or under common control with such Preferred Stockholder and any predecessor or successor thereto, (ii) in the case of HCV, the HCV Group, (iii) as to any limited partnership, to the limited partners of such partnership upon the dissolution thereof, (iv) as to any limited liability company, any of the members thereof, (v) as to any Preferred Stockholder, any other Preferred Stockholder, and (vi) as to any individual, such individual’s estate, heirs, executors and legal representatives.

Hazardous Materials shall include without limitation, any flammable explosives, petroleum products, petroleum byproducts, radioactive materials, hazardous wastes, hazardous substances, toxic substances or other similar materials regulated by Environmental Laws.

HCV Group shall mean, (i) HCV VIII, (ii) HCV IX, (iii) HCV Strategic, (iv) any venture capital limited partnership now existing or hereafter formed which is affiliated with or under common control with one or more general partners of HCV VIII, HCV IX or HCV Strategic (each, an “HCV Fund”); (v) any limited partners or affiliates of HCV VIII, HCV IX, HCV Strategic or any other HCV Fund; and (vi) any successors or assigns of any of the foregoing.

HCV Strategic shall mean HealthCare Ventures Strategic Fund, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV Strategic under this Agreement.

HCV VIII shall mean HealthCare Ventures VIII, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV VIII under this Agreement.

HCV IX shall mean HealthCare Ventures IX, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV IX under this Agreement.

Lilly shall mean Eli Lilly and Company, and Indiana corporation.

Notice of Acceptance shall have the meaning set forth in Section 2.3(c) hereof.

Offer shall have the meaning set forth in Section 2.3(b) hereof.

Offered Securities shall mean, except for Excluded Securities, (i) any shares of Common Stock, Preferred Stock or any other equity security of the Corporation, (ii) any debt security or capitalized lease with any equity feature with respect to the Corporation, or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security, debt security or capitalized lease.

Other Shares shall have the meaning set forth in Section 3.5(e) hereof.

Person shall mean any individual, partnership, corporation, group, trust or other legal entity.

Preferred Director shall have the meaning set forth in Section 5.1(b) hereof.

Preferred Stock shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

Preferred Stockholders shall mean the holders of Preferred Stock.

Property shall include, without limitation, land, buildings and laboratory facilities owned or leased by the Corporation or as to which the Corporation now has any duties, responsibilities (for clean-up, remedy or otherwise) or liabilities under any Environmental Laws, or as to which the Corporation or any subsidiary of the Corporation may have such duties, responsibilities or liabilities because of past acts or omissions of the Corporation or any such subsidiary or their predecessors, or because the Corporation or any such subsidiary or their predecessors in the past was such an owner or operator of, or bore some other relationship with, such land, buildings and/or laboratory facilities.

Purchase Agreement shall mean Series B Convertible Redeemable Preferred Stock Purchase Agreement, dated as of January 3, 2011, by and between the Company and the Series B Holders.

Qualified Public Offering shall mean a firm commitment underwritten public offering of Common Stock of the Corporation in the United States registered under the Securities Act, pursuant to which (i) Common Stock is offered to the public at a price equal to at least Three Dollars ($3.00) per share, subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences and (ii) the net proceeds to the Corporation are at least $30,000,000.

Refused Securities shall have the meaning set forth in Section 2.3(f) hereof.

Reserved Shares shall mean the shares of Common Stock reserved by the Corporation for issuance upon conversion of the Preferred Stock.

Restricted Securities shall mean any of the Preferred Stock and the Common Stock issued or issuable upon the conversion of the Preferred Stock, all shares of Common Stock issued or issuable in respect thereof by way of stock splits, stock dividends, stock combinations, recapitalizations or like occurrences, and any other shares of Common Stock or other securities of the Corporation which may be issued hereafter to any of the Series A Holders, any of the Series B Holders, the Series C Holders or any member of their Group which are convertible into or exercisable for shares of Common Stock (including, without limitation, other classes or series of convertible preferred stock, warrants, options or other rights to purchase Common Stock or convertible debentures or other convertible debt securities) and the Common Stock issued or issuable upon such conversion or exercise of such other securities, which have not been sold (a) in connection with an effective registration statement filed pursuant to the Securities Act, or (b) pursuant to Rule 144 or Rule 144A promulgated by the Commission under the Securities Act.

Restricted Shares shall mean the shares of Common Stock issued or issuable upon the conversion or exchange of Restricted Securities or otherwise constituting a portion of Restricted Securities.

Securities Act shall mean the Securities Act of 1933, as amended.

Stockholders shall mean all holders of capital stock of the Corporation, including the Series A Holders, the Series B Holders, the Series C Holders and the holders of Common Stock.

Target Month shall have the meaning set forth in Section 2.7(a) hereof.

20-Day Period shall have the meaning set forth in Section 2.3(b) hereof.

Transfer shall include any disposition of any Restricted Securities or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

SECTION 2.                            Certain Covenants of the Corporation.

2.1.                            Meetings of the Board of Directors. The Corporation shall call, and use its best efforts to have, regular meetings of the Board not less often than quarterly. The Corporation shall pay all reasonable and appropriately documented travel expenses and other out-of-pocket expenses incurred by directors and board observers, if any, who are not employed by the Corporation in connection with attendance at meetings to transact the business of the Corporation or attendance at meetings of the Board or any committee thereof.

2.2.                            Reservation of Shares of Common Stock and Preferred Stock, Etc. The Corporation shall at all times have authorized and reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to provide for the conversion of the Preferred Stock. Neither the issuance of the Preferred Stock nor the shares of

Common Stock issuable upon the conversion of the Preferred Stock shall be subject to a preemptive right of any other Stockholder.

2.3.                            Right of First Refusal.

(a)                                 The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities unless in each case the Corporation shall have first offered to sell to the Preferred Stockholders all of such Offered Securities on the terms set forth herein.  Each Preferred Stockholder shall be entitled to purchase up to its Equity Percentage of the Offered Securities.  Each Preferred Stockholder may delegate its rights and obligations with respect to such Offer to one or more members of its Group, which members shall thereafter be deemed to be “Preferred Stockholders” as applicable, for the purpose of applying this Section 2.3 to such Offer.

(b)                                 The Corporation shall deliver to each Preferred Stockholder written notice of the offer to sell the Offered Securities, specifying the price and terms and conditions of the offer (the “Offer”). The Offer by its terms shall remain open and irrevocable for a period of 20 days from the date of its delivery to such Preferred Stockholder (the “20-Day Period”), subject to extension to include the Excess Securities Period (as such term is hereinafter defined).

(c)                                  Each Preferred Stockholder shall evidence its intention to accept the Offer by delivering a written notice signed by such Preferred Stockholder setting forth the number of shares that the Preferred Stockholder elects to purchase (the “Notice of Acceptance”). The Notice of Acceptance must be delivered to the Corporation prior to the end of the 20-Day Period. The failure by a Preferred Stockholder to exercise its rights hereunder shall not constitute a waiver of any other rights or of the right to receive notice of and participate in any subsequent Offer.

(d)                                 If any Preferred Stockholder fails to exercise its right hereunder to purchase its Equity Percentage of the Offered Securities, the Corporation shall so notify the other Preferred Stockholders in a written notice (the “Excess Securities Notice”). The Excess Securities Notice shall be given by the Corporation promptly after it learns of any Preferred Stockholder’s intention not to purchase all of its Equity Percentage of the Offered Securities, but in no event later than ten (10) days after the expiration of the 20-Day Period. The Preferred Stockholders who or which have agreed to purchase their Equity Percentage of the Offered Securities shall have the right to purchase the portion not purchased by such Preferred Stockholder (the “Excess Securities”), on a pro rata basis, by giving notice within ten (10) days after receipt of the Excess Securities Notice from the Corporation. The twenty (20) day period during which (i) the Corporation must give the Excess Securities Notice to the other Preferred Stockholders, and (ii) each of the other Preferred Stockholders must give the Corporation notice of its intention to purchase all or any portion of its pro rata share of the its Excess Securities, is hereinafter referred to as the “Excess Securities Period.”

(e)                                  If the Preferred Stockholders tender their Notice of Acceptance prior to the end of the 20-Day Period indicating their intention to purchase all of the Offered Securities or, if prior to the termination of the Excess Securities Period, the Preferred

Stockholders tender Excess Securities Notices to purchase all of the Excess Securities, the Corporation shall schedule a closing of the sale of all such Offered Securities. Upon the closing of the sale of the Offered Securities to be purchased by the Preferred Stockholders, each Preferred Stockholder shall (i) purchase from the Corporation that portion of the Offered Securities (including the Excess Securities) for which it tendered a Notice of Acceptance and an Excess Securities Notice, if applicable, upon the terms specified in the Offer, and (ii) execute and deliver an agreement further restricting transfer of such Offered Securities substantially as set forth in Section 3.1, 3.2 and 3.3 of this Agreement. In addition, with respect to the Offered Securities being purchased by the Preferred Stockholders, the Corporation shall provide each such Preferred Stockholder with the rights and benefits set forth in this Agreement. The obligation of the Preferred Stockholder to purchase such Offered Securities is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which shall be reasonably satisfactory in form and substance to such Preferred Stockholder and their respective counsel.

(f)                                   The Corporation shall have ninety (90) days from the expiration of the 20-Day Period, or the Excess Securities Period, if applicable, to sell the Offered Securities (including the Excess Securities) refused by the Preferred Stockholders (the “Refused Securities”) to any other person or persons, but only upon terms and conditions which are in all material respects (including, without limitation, price and interest rate) no more favorable to such other person or persons, and no less favorable to the Corporation than those set forth in the Offer. Upon and subject to the closing of the sale of all of the Refused Securities (which shall include full payment to the Corporation), each Preferred Stockholder shall (i) purchase from the Corporation those Offered Securities (including the Excess Securities) for which it tendered a Notice of Acceptance and an Excess Securities Notice, if applicable, upon the terms specified in the Offer, and (ii) execute and deliver an agreement restricting transfer of such Offered Securities (including the Excess Securities) substantially as set forth in Sections 3.1, 3.2 and 3.3 of this Agreement. In addition, with respect to the Offered Securities being purchased by the Preferred Stockholders, the Corporation shall provide each such Preferred Stockholder with the rights and benefits set forth in this Agreement. The obligation of the Preferred Stockholder to purchase such Offered Securities (including the Excess Securities) is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which shall be reasonably satisfactory in form and substance to such Preferred Stockholder and their respective counsel.

(g)                                  In each case, any Offered Securities not purchased by either the Preferred Stockholders or by any other person in accordance with this Section 2.3 may not be sold or otherwise disposed of until they are again offered to the Preferred Stockholders under the procedures specified in Paragraphs (a), (b), (c), (d), (e) and (f) hereof.

(h)                                 Each Preferred Stockholder may, by prior written consent, waive its rights under this Section 2.3. Such a waiver shall be deemed a limited waiver and shall only apply to the extent specifically set forth in the written consent of such Preferred Stockholder.

2.4.                            Negative Covenants.

(a)                                 Majority Approvals. The Corporation shall not, directly or indirectly, take any of the actions specified in Article III, Section A.6(d) of the Certificate without the prior written consent or vote of the holders of a majority of the voting power of the then outstanding Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class, determined in accordance with Section A.6(a) of the Certificate. In addition, the Corporation shall not, directly or indirectly, take any of the actions specified in Article V, Section 2 of the Certificate without the written approval of the Board, including the approval of a majority of the Preferred Directors (as defined in Section 5.1(b)).

(b)                                 Stock and Option Agreements. Without the prior written consent or vote of the holders of a majority of the voting power of the then outstanding Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class, determined in accordance with Section A.6(a) of Article III of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders), the Corporation shall not issue any shares of Common Stock or options, warrants or other rights to acquire Common Stock or other securities of the Corporation to any employee, officer, director, consultant, independent contractor or other person or entity except for Excluded Securities.

(c)                                  Registration Rights. The Corporation shall not hereafter grant to any persons any rights to register or qualify stock of the Corporation under federal or state securities laws, which rights are equal or senior to the rights of the Preferred Stock, unless it shall have first obtained the written consent of the holders of at least majority of the voting power of the Series C Preferred Stock and Series B Preferred Stock then outstanding, voting together as a separate class, determined in accordance with Section A.6(a) of Article III of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders).

2.5.                            Filing of Reports Under the Exchange Act.

(a)                                 The Corporation shall give prompt notice to the Preferred Stockholders of (i) the filing of any registration statement (an “Exchange Act Registration Statement”) pursuant to the Exchange Act, relating to any class of equity securities of the Corporation, (ii) the effectiveness of such Exchange Act Registration Statement, and (iii) the number of shares of such class of equity securities outstanding, as reported in such Exchange Act Registration Statement, in order to enable the Preferred Stockholders to comply with any reporting requirements under the Exchange Act or the Securities Act.  Upon the written request of the holders of a majority of the then outstanding Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as converted to Common Stock basis, the Corporation shall use commercially reasonable efforts to, at any time after the Corporation has registered any shares of Common Stock under the Securities Act, file an Exchange Act Registration Statement relating to any class of equity securities of the Corporation then held by the holders of Series C Preferred Stock and Series B Preferred Stock or issuable upon conversion or exercise of any class of debt or equity securities or warrants or options of the Corporation then held by any of the holders of Series C Preferred Stock and Series B Preferred Stock, whether or not the class of equity securities with respect to which such request is made shall be held by the number of persons which would require the filing of a registration statement under Section 12(g)(1) of the Exchange Act.

(b)                                 If the Corporation shall have filed an Exchange Act Registration Statement or a registration statement (including an offering circular under Regulation A promulgated under the Securities Act) pursuant to the requirements of the Securities Act, which shall have become effective (and in any event, at all times following the initial public offering of any of the securities of the Corporation), then the Corporation shall use commercially reasonable efforts to comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Restricted Securities by any holder of Restricted Securities (including any such exemption pursuant to Rule 144 or Rule 144A thereof, as amended from time to time, or any successor rule thereto or otherwise). The Corporation shall cooperate with each holder of Restricted Securities in supplying such information as may be necessary for such holder of Restricted Securities to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 or Rule 144A thereunder or otherwise) for the sale of any of the Restricted Securities by any holder of Restricted Securities.

2.6.                            Access to Records.  The Corporation shall afford to each of the Series C Holders, Series B Holders and such Series C Holders and Series B Holders’ employees, counsel and other authorized representatives, free and full access, at all reasonable times and for reasonable periods of time, to all of the books, records and properties of the Corporation and to all officers and employees of the Corporation as long as any person having access to any such information is bound by an obligation of confidentiality to the Corporation in form reasonably acceptable to the Corporation.

2.7.                            Financial Reports. Until such time that the Corporation has a class of its equity securities registered under the Exchange Act and is required to file reports thereunder pursuant to Sections 13 or 15(d) of the Exchange Act, except with respect to the obligation set forth in Section 2.7(e)(i) hereunder which shall survive such time, the Corporation shall furnish each of the Preferred Stockholders holding at least 300,000 shares (subject to equitable and proportionate adjustment upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such series of Preferred Stock) of Preferred Stock with the financial information described below (unless any such requirements are waived by the Preferred Stockholders, voting together as a single class on an as converted to Common Stock basis; provided that in such event the Company shall furnish each of the Series A Holders such financial information as it furnishes to the Series C Holders or Series B Holders):

(a)                                 Within 30 days after the last day of each month (the “Target Month”) (or such other calendar period as is approved by the Board), Target Month financial statements, including a balance sheet as of the last date of such Target Month, a statement of income (or monthly operating expenses) for such month, together with a cumulative statement of income from the first day of the current year to the last day of such month, which statements shall be prepared from the books and records of the Corporation, a cash flow analysis, together with cumulative cash flow analyses from the first day of the current year to the last day of such month, and a comparison between the actual monthly operating expenses and the projected figures for such month and the comparable figures for the prior year, subject to the provisions of Section 2.9 hereof.

(b)                                 Within 45 days after the end of each quarterly accounting period, unaudited financial statements for such quarterly accounting period, certified by the Chief Financial Officer or the Treasurer of the Corporation, as presenting fairly the financial condition and results of operations of the Corporation and as having been prepared on a basis consistent with the accounting principles reflected in the Corporation’s annual audited financial statements, accompanied by a report, signed by the Chief Financial Officer or the Treasurer of the Corporation, summarizing the operating and financial highlights of the Corporation for such quarterly accounting period, which report shall include (a) a comparison between the actual quarterly operating and financial results, the Budget (as defined in Section 2.8 hereof) and the results of the similar quarterly accounting period for the prior fiscal year of the Corporation, together with an explanation of material variances from the Budget and such similar quarterly accounting period, as the case may be, and (b) a narrative analysis of operations and trends in the business of the Corporation during such quarterly accounting period.

(c)                                  Within 120 days after the end of each fiscal year of the Corporation, audited financial statements of the Corporation, which shall include an income statement and a statement of cash flow for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the report of such independent certified public accountants as shall have been approved by the Board.

(d)                                 If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then the financial statements delivered for such period pursuant to paragraphs (a), (b) and (c) of this Section 2.7 shall be the consolidated and consolidating financial statements of the Corporation for all such consolidated subsidiaries.

(e)                                  Promptly upon becoming available:

(i)                                     copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its Stockholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with the Commission or any securities exchange or self-regulatory organization; and

(ii)                                  any other financial or other information available to management of the Corporation that any of the Series C Holders or Series B Holders shall have reasonably requested on a timely basis.

2.8.                            Budget and Operating Forecast. The Corporation shall prepare and submit to the Board and each of the Preferred Stockholders an operating plan with monthly and quarterly breakdowns (the “Budget”) for each fiscal year at least 30 days prior to the beginning of each fiscal year of the Corporation. The Budget shall be deemed accepted as the Budget for such fiscal year only when it has been approved by the Board (including a majority of the Preferred Directors). The Budget shall be reviewed by the Corporation periodically and all changes therein, and all material deviations therefrom, shall be reviewed by the Board on at least a quarterly basis. The obligation of the Corporation to furnish the Budget shall terminate upon the consummation of a Qualified Public Offering.

2.9.                            System of Accounting. The Corporation shall maintain, and cause each of its subsidiaries, when and if any shall exist, to maintain, its books of accounts, related records and system of accounting in accordance with good business practices and generally accepted accounting principles, and shall cause the matters contained therein to be appropriately and accurately reflected in the financial reports (which shall be prepared in accordance with generally accepted accounting principles) furnished pursuant to this Agreement.

2.10.                     Restriction on Transfer Rights; Confidentiality. The rights granted to each of the Preferred Stockholders pursuant to Sections 2.6 through 2.8 (the “Financial Information Rights”) hereof shall not be transferred or assigned by any Preferred Stockholder to, and shall not inure to the benefit of, any successor, transferee or assignee of any Preferred Stockholder or member of the Preferred Stockholder’s Group, which is engaged in any business directly competitive with the Corporation.

2.11.                     Confidentiality and Non-Competition Agreements for Key Employees. The Corporation shall cause each person who is presently an employee of or a consultant or independent contractor to the Corporation or who becomes an employee of or a consultant to the Corporation subsequent to the date hereof and who shall have or be proposed to have access to confidential or proprietary information of the Corporation to execute a confidentiality and non-competition agreement in form and substance approved by the Board prior to the commencement of such person’s employment by the Corporation in such capacity.

2.12.                     Stock Restriction Agreement for Directors, Officers, Employees and Consultants who are or become Stockholders. The Corporation shall cause each of its directors, officers, employees, consultants or independent contractors (excluding the Preferred Stockholders or any affiliate of a Preferred Stockholder) who own any shares of capital stock of the Corporation representing greater than one percent (1%) of the total outstanding capital stock of the Corporation, or any options, warrants or other rights to purchase any shares of such capital stock, or who may own in the future any such shares, or options, warrants or other rights to purchase such shares, to execute a Stock Restriction Agreement substantially in the form to be agreed upon by the Board (including a majority of the Preferred Directors), and as may be modified and amended from time to time with the approval of the Board (including a majority of the Preferred Directors), determined in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation, any outstanding Restricted Shares held by such holders) prior and as a condition to the acquisition of such shares, or options, warrants or rights, by such person.

2.13.                     Marketing and Promotional Material. Each of the Series C Holders and Series B Holders will have the right to review and approve, in advance of publication, distribution or dissemination, any reference to such Series C Holder or Series B Holder or any entity affiliated with such Series C Holder or Series B Holder (other than the Corporation), contained in any document, instrument, report or filing or in any advertising, marketing, promotional and similar materials.

2.14.                     Environmental Matters. The Corporation shall promptly advise the Series C Holders and Series B Holders in writing of any pending or threatened claim, demand or action by any governmental authority or third party relating to any Hazardous Materials affecting the Property of which it has knowledge. The Corporation shall not discharge, place, release, spill or dispose of any Hazardous Materials or any other pollutants or effluents upon the Property or elsewhere (including, but not limited to, underground injection of such substances), and the Corporation shall not discharge into the air any emission which would require a permit under the Clean Air Act or its state counterparts or any other Environmental Laws, except (i) if the Corporation had obtained such a permit or (ii) in compliance with the Environmental Laws.  The Stockholders of the Corporation shall have no control over, or authority with respect to, the waste disposal operations of the Corporation.  The Corporation hereby indemnifies, defends and holds harmless the Series B Holders from and against any and all manner of actions, causes of action, suits, debts, accounts, controversies, judgments, claims, demands, losses or liabilities of any nature (including reasonable attorneys’ fees) directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials on, under or about the Property by any person during the period that the Corporation was the legal or equitable owner of the Property or which occurred prior to such time and was otherwise actually known by, or should have been known by, the Corporation.  The obligation of the Corporation to indemnify the Series C Holders and Series B Holders shall specifically cover and include, without limitation, all fines and penalties imposed by federal, state or local authorities, costs of removing or neutralizing the Hazardous Materials, injury to the property adjoining the Property, injury to persons living or working on or about the Property or adjoining or otherwise affecting property, and all other indirect or consequential damages incurred by the Series C Holders and Series B Holders.

2.15.                     Material Changes and Litigation. The Corporation shall promptly notify the Preferred Stockholders of any material adverse change in the business, operations, conditions or prospects of the Corporation taken as a whole and of any litigation or governmental proceeding or investigation brought or, to the best of the Corporation’s knowledge, threatened against the Corporation or any Common Stockholder, officer, director, key employee or principal stockholder of the Corporation which, if adversely determined, would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Corporation.

2.16.                     Insurance. Within sixty (60) days following the date of the First Tranche Closing (as defined in the Purchase Agreement), the Corporation shall purchase and maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by similarly situated companies engaged in similar businesses and owning similar properties in the same general areas in which the Corporation operates, but in any event in amounts sufficient to prevent the Corporation from becoming a co-insurer. The Corporation shall purchase and maintain Directors and Officers liability insurance coverage in form and amounts customary in the industry naming each of the Corporation’s officers and directors as named insureds thereon.

2.17.                     Preservation of Corporate Existence. The Corporation shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties.

2.18.                     Compliance with Laws. The Corporation shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a material adverse effect on the business, operations, affairs, or financial condition of the Corporation.

2.19.                     [Intentionally omitted.]

2.20.                     Duration of Section. This Section 2 and the rights and obligations of the parties hereunder (other than rights and obligations set forth in Sections 2.5, 2.13, 2.14 and this Section 2.20), shall automatically terminate upon the earlier to occur of (a) the consummation of a Qualified Public Offering, (b) the Series C Holders, Series B Holders or their affiliates ceasing to own any shares of Series C Preferred Stock, Series B Preferred Stock or Common Stock issued upon conversion of Series C Preferred Stock or Series B Preferred Stock, as applicable, and (c) the Series C Holders or Series B Holders or their affiliates ceasing to have any of the rights set forth in this Section 2, whether under this Agreement or any other agreement.

SECTION 3.                            Transfer of Securities; Registration Rights.

3.1.                            Restriction on Transfer. The Restricted Securities shall not be transferable, except upon the conditions specified in this Section 3, which conditions are intended solely to ensure compliance with the provisions of the Securities Act in respect of the Transfer thereof.

3.2.                            Restrictive Legend. Each certificate evidencing any Restricted Securities and each certificate evidencing any such securities issued to subsequent transferees of any Restricted Securities shall (unless otherwise permitted by the provisions of Section 3.3 or 3.10 hereof) be stamped or otherwise imprinted with legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED DECEMBER 10, 2015 AND AS AMENDED AND IN EFFECT FROM TIME TO TIME, AMONG LEAP THERAPEUTICS

INC. AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF LEAP THERAPEUTICS INC.

3.3.                            Notice of Transfer. By acceptance of any Restricted Securities, the holder thereof agrees to give prior written notice to the Corporation of such holder’s intention to effect any Transfer and to comply in all other respects with the provisions of this Section 3.3. Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by: (a) the written opinion of counsel for the holder of such Restricted Securities, or, at such holder’s option, a representation letter of such holder, addressed to the Corporation (which opinion and counsel, or representation letter, as the case may be, shall be reasonably acceptable to the Corporation), as to whether, in the case of a written opinion, in the opinion of such counsel, such proposed Transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and applicable state securities laws or an exemption thereunder is available, or, in the case of a representation letter, such letter sets forth a factual basis for concluding that such proposed transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and applicable State securities laws or that an exemption thereunder is available, or (b) if such registration is required and if the provisions of Section 3.4 hereof are applicable, a written request addressed to the Corporation by the holder of such Restricted Securities, describing in detail the proposed method of disposition and requesting the Corporation to effect the registration of such Restricted Securities pursuant to the terms and provisions of Section 3.4 hereof; provided, however, that (y) in the case of a Transfer by a holder to a member of such holder’s Group, no such opinion of counsel or representation letter of the holder shall be necessary, provided that the transferee agrees in writing to be subject to Sections 3.1, 3.2, 3.3, 3.9, 3.10, 3.11 and 3.12 hereof to the same extent as if such transferee were originally a signatory to this Agreement, and (z) in the case of any holder of Restricted Securities that is a partnership, no such opinion of counsel or representation letter of the holder shall be necessary for a Transfer by such holder to a partner of such holder, or a retired partner of such holder who retires after the date hereof, or the estate of any such partner or retired partner if, with respect to such Transfer by a partnership, (i) such Transfer is made in accordance with the partnership agreement of such partnership, and (ii) the transferee agrees in writing to be subject to the terms of Sections 3.1, 3.2, 3.3, 3.9, 3.10, 3.11 and 3.12 hereof to the same extent as if such transferee were originally a signatory to this Agreement. If in such opinion of counsel or as reasonably concluded from the facts set forth in the representation letter of the holder (which opinion and counsel, or representation letter, as the case may be, shall be reasonably acceptable to the Corporation), the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws or “blue sky” laws, then the holder of Restricted Securities shall thereupon be entitled to effect such Transfer in accordance with the terms of the notice delivered by it to the Corporation. Each certificate or other instrument evidencing the securities issued upon such Transfer (and each certificate or other instrument evidencing any such securities not Transferred) shall bear the legend set forth in Section 3.2 hereof unless: (a) in such opinion of company counsel or as can be concluded from the representation letter of such holder by company counsel (which opinion and counsel or representation letter shall be reasonably acceptable to the Corporation) the registration of future Transfers is not required by the applicable provisions of the Securities Act and state securities laws, or (b) the Corporation shall have waived the requirement of such legend; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such Transfer in the event such Transfer shall be made in compliance with the requirements of Rule 144 (as amended from time to time or any similar or successor rule) promulgated under the Securities Act. The holder of Restricted Securities shall not effect any Transfer until such opinion of counsel or representation letter of such holder has been given to and accepted by the Corporation (unless waived by the Corporation) or until registration of the Restricted Securities involved in the above-mentioned request has become effective under the Securities Act. In the event that an opinion of counsel is required by the registrar or transfer agent of the Corporation to effect a transfer of Restricted Securities in the future, the Corporation shall seek and obtain such opinion from its counsel, and the holder of such Restricted Securities shall provide such reasonable assistance as is requested by the Corporation (other than the furnishing of an opinion of counsel) to satisfy the requirements of the registrar or transfer agent to effectuate such transfer.

3.4.                            Required Registration. At any time following the date that is the earlier of (i) the fifth anniversary of the date of the First Tranche Closing (as defined under the Purchase Agreement) and (ii) six months following the closing of a Qualified Public Offering, if the Corporation shall be requested by holders of at least a majority of the combined voting power of the outstanding Restricted Securities (based on the underlying Common Stock for which the Restricted Securities are convertible or exercisable) to effect the registration under the Securities Act of at least 30% of the outstanding Restricted Shares or such lesser amount of Restricted Shares if the anticipated aggregate offering price would exceed $10,000,000, then the Corporation shall promptly give written notice of such proposed registration to all holders of Restricted Securities, and thereupon the Corporation shall promptly use its best efforts to effect the registration under the Securities Act of the Restricted Shares that the Corporation has been requested to register for disposition as described in the request of such holders of Restricted Securities and in any response received from any of the holders of Restricted Securities within 30 days after the giving of the written notice by the Corporation; provided, however, that the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions and Section 3.6:

(a)                                 Subject to Section 3.6, the Corporation shall not be obligated to file and cause to become effective more than two registration statements in which Restricted Shares are registered under the Securities Act pursuant to this Section 3.4, if all of the Restricted Shares offered pursuant to such registration statements are sold thereunder upon the price and terms offered or if registration on a Form S-3 is available. Notwithstanding anything in this Section 3 to the contrary, if the Corporation shall furnish to the holders of Restricted Securities who request registration hereunder a certificate signed by the President or Chief Executive Officer of the Corporation stating that the Board of Directors of the Corporation has made the good faith determination (i) that use or continued use by the holders of the registration statement filed by the Corporation pursuant to this Section 3 for purposes of effecting offers or sales of Restricted Securities pursuant hereto would require, under the Securities Act and the rules and regulations promulgated thereunder, premature disclosure in the registration statement (or the prospectus relating thereto) of material, nonpublic information concerning the Corporation, (ii)

that such premature disclosure would be materially adverse to the Corporation, its business or prospects or any such proposed material transaction would make the successful consummation by the Corporation of any such material transaction significantly less likely, and (iii) that it is therefore essential to delay or suspend the use by the holders of such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Restricted Securities pursuant thereto, then the right of the holders to use such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Restricted Securities pursuant thereto shall be delayed and/or suspended for a period (the “Suspension Period”) of not more than 90 days after delivery by the Corporation of the certificate referred to above in this Section 3.4(a). During the Suspension Period, the Corporation shall not be obligated to file any registration statement and/or the holders shall not offer or sell any Restricted Securities pursuant to or in reliance upon such registration statement (or the prospectus relating thereto). The Corporation agrees that, as promptly as practicable after the consummation, abandonment or public disclosure of the event or transaction that caused the Corporation to delay or suspend the use of the registration statement (and the prospectus relating thereto), the Corporation will provide the holders with revised prospectuses, if required, and will notify the Series C Holders and Series B Holders of their ability to effect offers or sales of Registrable Shares pursuant to or in reliance upon such registration statement. The Corporation shall not deliver a certificate causing a Suspension Period more than twice in any twelve (12) month period; provided, however, that the Suspension Period shall not exceed ninety (90) days in the aggregate in any twelve (12) month period.

(b)                                 Notwithstanding the foregoing, the Corporation may include in each such registration requested pursuant to this Section 3.4 any authorized but unissued shares of Common Stock (or authorized treasury shares) for sale by the Corporation or any issued and outstanding shares of Common Stock for sale by others; provided, however, that, if the number of shares of Common Stock so included pursuant to this clause (b) exceeds the number of Restricted Shares requested by the holders of Restricted Shares requesting such registration, then such registration shall be deemed to be a registration in accordance with and pursuant to Section 3.5; and provided further, however, that the inclusion of such previously authorized but unissued shares by the Corporation or issued and outstanding shares of Common Stock by others in such registration does not adversely affect, in the sole opinion of the holders of Restricted Securities requesting such registration, the ability of the holders of Restricted Securities requesting such registration to market the entire number of Restricted Shares requested by them.

3.5.                            Piggyback Registration.

(a)                                 Each time that the Corporation proposes for any reason to register any of its securities under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or similar or successor forms (collectively, “Excluded Forms”), the Corporation shall promptly give written notice of such proposed registration to all holders of Restricted Securities, which shall offer such holders the right to request inclusion of any Restricted Shares in the proposed registration.

(b)                                 Each holder of Restricted Securities shall have 30 days from the receipt of such notice to deliver to the Corporation a written request specifying the number of Restricted Shares such holder intends to sell and the holder’s intended method of disposition.

(c)                                  In the event that the proposed registration by the Corporation is, in whole or in part, an underwritten public offering of securities of the Corporation, any request under Section 3.5(b) may specify that such Restricted Shares be included in the underwriting (i) on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration, or (ii) on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances in the event that no shares of Common Stock other than Restricted Shares are being sold through underwriters under such registration.

(d)                                 Upon receipt of a written request pursuant to Section 3.5(b), the Corporation shall promptly use its best efforts to cause all such Restricted Shares to be registered under the Securities Act, to the extent required to permit sale or disposition as set forth in the written request.

(e)                                  Notwithstanding the foregoing, if the managing underwriter of any such proposed registration determines and advises in writing that the inclusion of all Restricted Shares proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of Common Stock proposed to be included therein by holders other than the holders of Restricted Securities (such other shares hereinafter collectively referred to as the “Other Shares”), would interfere with the successful marketing of the Corporation’s securities, then the total number of such securities proposed to be included in such underwritten public offering shall be reduced, (i) first, if necessary, by the shares requested to be included in such registration by the holders of Other Shares, and (ii) second, if necessary, (A) one-half by the securities proposed to be issued by the Corporation, and (B) one-half by the Restricted Shares proposed to be included in such registration by the holders thereof, on a pro rata basis, based upon the number of Restricted Shares sought to be registered by each such holder, provided, however, that except where such proposed underwritten public offering is a Qualified Public Offering, in each of the foregoing cases, holders of Restricted Securities shall be entitled to include, on a pro rata basis, an aggregate of such Restricted Shares equal to at least fifty percent (50%) of the total number of securities registered in such proposed underwritten public offering. The shares of Common Stock that are excluded from the underwritten public offering pursuant to the preceding sentence shall be withheld from the market by the holders thereof for a period, not to exceed 180 days from the closing of such underwritten public offering, that the managing underwriter reasonably determines as necessary in order to effect such underwritten public offering.

3.6.                            Registrations on Form S-3. At such time as the Corporation shall have qualified for the use of Form S-3 (or any successor form promulgated under the Securities Act), each holder of Restricted Securities shall have the right to request in writing an unlimited number of registrations on Form S-3 provided that the aggregate offering price shall be not less than $1,000,000; and further provided, that, the Corporation shall not be required to effect more than two (2) such registration in any twelve-month period pursuant to this Section 3.6. Each such request by a holder shall: (a) specify the number of Restricted Shares which the holder intends to sell or dispose of and (b) state the intended method by which the holder intends to sell or dispose of such Restricted Shares. Upon receipt of a request pursuant to this Section 3.6, the Corporation shall use its best efforts to effect such registration or registrations on Form S-3.

3.7.                            Preparation and Filing. If and whenever the Corporation is under an obligation pursuant to the provision of this Section 3 to use its best efforts to effect the registration of any Restricted Shares, the Corporation shall, as expeditiously as practicable:

(a)                                 prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective in accordance with Section 3.7(b) hereof;

(b)                                 prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earlier of (i) the sale of all Restricted Shares covered thereby and (ii) nine months, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Restricted Shares covered by such registration statement;

(c)                                  furnish to each holder whose Restricted Shares are being registered pursuant to this Section 3 such number of copies of any summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of such Restricted Shares;

(d)                                 use its best efforts to register or qualify the Restricted Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as each holder whose Restricted Shares are being registered pursuant to this Section 3 shall reasonably request and do any and all other acts or things which may be necessary or advisable to enable such holder to consummate the public sale or other disposition in such jurisdictions of such Restricted Shares; provided, however, that the Corporation shall not be required to consent to general service of process for all purposes in any jurisdiction where it is not then subject to process, qualify to do business as a foreign corporation where it would not be otherwise required to qualify or submit to liability for state or local taxes where it is not otherwise liable for such taxes;

(e)                                  at any time when a prospectus covered by such registration statement and relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 3.7(b) hereof, notify each holder whose Restricted Shares are being registered pursuant to this Section 3 of the happening of any event as a result of which the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such holder, prepare, file and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)                                   if the Corporation has delivered preliminary or final prospectuses to the holders of Restricted Shares that are being registered pursuant to this Section 3 and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Corporation shall promptly notify such holders and, if requested, such holders shall immediately cease making offers of Restricted Shares and return all prospectuses to the Corporation. The Corporation shall promptly provide such holders with revised prospectuses and, following receipt of the revised prospectuses, such holders shall be free to resume making offers of the Restricted Shares; and

(g)                                  furnish, at the request of any holder whose Restricted Shares are being registered pursuant to this Section 3, on the date that such Restricted Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, on the date that the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request, and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request.

3.8.                            Expenses. The Corporation shall pay all expenses incurred by the Corporation in complying with this Section 3, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with the securities and blue sky laws of all such jurisdictions in which Restricted Shares are proposed to be offered and sold, printing expenses and fees and disbursements of counsel (including with respect to each registration effected pursuant to Sections 3.4, 3.5 or 3.6, the fees and disbursements of one special counsel for the holders of Restricted Shares that are being registered pursuant to this Section 3, up to a maximum of $25,000 per registration); provided, however, that all underwriting discounts and selling commissions applicable to the Restricted Shares covered by registrations effected pursuant to Section 3.4, 3.5 or 3.6 hereof shall be borne by the seller or sellers thereof, in proportion to the number of Restricted Shares sold by each such seller or sellers.

3.9.                            Indemnification.

(a)                                 In the event of any registration of any Restricted Shares under the Securities Act pursuant to this Section 3 or registration or qualification of any Restricted Shares pursuant to Section 3.7(d) hereof, the Corporation shall indemnify and hold harmless the seller of such shares, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act, the Exchange Act or any state securities or blue sky laws against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document incident to registration or qualification of any Restricted Shares pursuant to Section 3.7(d) hereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Corporation of the Securities Act, the Exchange Act or any state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under the Securities Act, the Exchange Act or such state securities or blue sky laws. The Corporation shall reimburse on demand such seller, underwriter, broker or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary or final prospectus or amendment or supplement thereto or any document incident to registration or qualification of any Restricted Shares pursuant to Section 3.7(d) hereof, in reliance upon and in conformity with written information furnished to the Corporation by such seller, underwriter, broker, other person or controlling person specifically for use in the preparation thereof.

(b)                                 Before Restricted Shares held by any prospective seller shall be included in any registration pursuant to this Section 3, such prospective seller and any underwriter acting on its behalf shall have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a)) the Corporation, each director of the Corporation, each officer of the Corporation who signs such registration statement and any person who controls the Corporation within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation through an instrument duly executed by such seller or such underwriter specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Restricted Shares effected pursuant to such registration.

(c)                                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 3.9(a) or (b) hereof, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 3.9, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and, after notice to such indemnified party from the indemnifying party of its election to assume the defense thereof, the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that, if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 3.9, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for the fees and expenses of counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 3.9. The indemnifying party shall not make any settlement of any claims indemnified against hereunder without the written consent of the indemnified party or parties, which consent shall not be unreasonably withheld.

(d)                                 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 3.9, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.9; then, in each such case, the Corporation and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject as is appropriate to reflect the relative fault of the Corporation and such holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission which resulted in such losses, claims, damages or liabilities, and that it would not be just and equitable if contribution pursuant hereto were to be determined by pro rata allocation or by any other method of allocation which does not take into consideration the foregoing equitable considerations. Notwithstanding the foregoing, (i) no such holder will be required to contribute any amount in excess of the proceeds to it of all Restricted Shares sold by it pursuant to such registration statement, and (ii) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

(e)                                  Notwithstanding any of the foregoing, if, in connection with an underwritten public offering of any Restricted Shares, the Corporation, the holders of such Restricted Shares and the underwriters enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification among the parties, then the indemnification provision of this Section 3.9 shall be deemed inoperative for purposes of such offering.

3.10.                     Removal of Legends, Etc. Notwithstanding the foregoing provisions of this Section 3, the restrictions imposed by this Section 3 upon the transferability of any Restricted Securities shall cease and terminate when (a) any such Restricted Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement or such other method contemplated by Section 3.3 hereof that does not require that the securities transferred bear the legend set forth in Section 3.2 hereof, including a Transfer pursuant to Rule 144 or a successor rule thereof (as amended from time to time), or (b) the holder of Restricted Securities has met the requirements for transfer of such Restricted Securities pursuant to Rule 144(b)(1) or a successor rule thereof (as amended from time to time) promulgated by the Commission under the Securities Act. Whenever the restrictions imposed by this Section 3 have terminated, a holder of a certificate for Restricted Securities as to which such restrictions have terminated shall be entitled to receive from the Corporation, without expense, a new certificate not bearing the restrictive legend set forth in Section 3.2 hereof and not containing any other reference to the restrictions imposed by this Section 3.

3.11.                     Lock-up. Each holder of Restricted Securities and each Common Stockholder hereby agrees that, at the written request of any managing underwriter of an underwritten initial public offering that is a Qualified Public Offering of securities of the Corporation, each such holder shall not, without the prior written consent of such managing underwriter, sell, assign, transfer, make a short sale of, loan, grant any option for the purchase of, pledge, hypothecate, encumber or otherwise convey or dispose of, or exercise registration rights with respect to any securities for such period of time, not to exceed 180 days after the closing of such underwritten initial public offering, as the Corporation or such managing underwriter shall request. Without limiting the generality of the foregoing provisions of this Section 3.11 in connection with any Qualified Public Offering of securities of the Corporation, no holder of Restricted Securities or Common Stockholder shall be obligated to enter into any lock-up agreement requested by the managing underwriter unless all other stockholders, directors and executive officers of the Corporation are being required to enter into a lock-up agreement with similar, or more restrictive, terms.

3.12.                     Assignment of Registration Rights. The rights of the holders of Restricted Securities under this Section 3 may be assigned (but only with all related obligations) by a holder of Restricted Securities to a transferee or assignee of such securities who, after such assignment or transfer, (a) holds at least 700,000 shares of Restricted Securities (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting Restricted Securities and occurring after the date hereof), or (b) holds, together with the affiliates of such transferee or assignee, all of the Restricted Securities held by the transferring holder immediately prior to such transfer, or (c) who is an affiliate, partner or member of such holder including, without limitation, with respect to any holder that is a Series C Holder or Series B Holder, any member of such Series C Holder or Series B Holder’s Group, as applicable; provided, that, the Corporation is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to such assignment shall be effective only if (A) immediately following such transfer the further disposition of such Restricted Securities by the transferee or assignee is restricted under the Securities Act and (B) unless the transferee or assignee is a member of a Group, such transferee or assignee shall acknowledge in writing that the transferred or assigned Restricted Securities shall remain subject to this Agreement. For the purposes of determining the number of shares of Restricted Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Restricted Securities by gift, will or intestate succession) shall be aggregated together and with the partnership.

3.13.                     Bring-Along Rights.

(a)                                 If, by vote or written consent, (i) the Board of Directors and (ii) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as converted to Common Stock basis (the “Approving Holders”), approve a change of control of the Corporation pursuant to which either Lilly or any of its Affiliates or any bona fide unaffiliated third party proposes to acquire all or substantially all of the assets or two-thirds or more of the then outstanding capital stock of the Corporation, whether by purchase, merger, consolidation, share exchange, sale of assets, exclusive license or otherwise (an “Approved Sale”), the Approving Holders shall provide all other Preferred Stockholders who are not Approving Holders and each Common Stockholder (collectively, the “Remaining Stockholders”) at least ten (10) days advance notice of such Approved Sale, which notice shall include a reasonably detailed description of the Approved Sale, including the proposed time and place of closing, the consideration to be received by the Remaining Stockholders, and any other material terms. The Remaining Stockholders shall consent to, vote for and raise no objections to the Approved Sale, and (i) the Remaining Stockholders shall waive any dissenters rights, appraisal rights or similar rights, if any, in connection with such merger, consolidation or asset sale, or (ii) if the Approved Sale is structured as a sale of the stock of the Corporation, the Remaining Stockholders shall agree to sell all of their shares of capital stock on the terms and conditions approved by the Approving Holders, provided such terms do not provide that the Remaining Stockholders would receive less than the amount that would be distributed to such Remaining Stockholders in the event the proceeds of the Approved Sale were distributed in accordance with the Certificate. The Remaining Stockholders shall take all reasonably necessary and desirable actions requested by the Approving Holders in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments (collectively, the “Sale Documents”) and other actions reasonably necessary to (i) effectuate the Approved Sale, including (only in the case that a third party requires both the Corporation and all of the Approving Holders and the Remaining Stockholders to individually sign such Sale Documents) making such customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other customary agreements relating to such Approved Sale (provided that each Remaining Stockholder’s aggregate liability pursuant to the Sale Documents or otherwise in connection with the Approved Sale shall be limited to the value of the consideration received by each such Remaining Stockholder on account of the Approved Sale) and (ii) effectuate the agreed-upon allocation and distribution of the aggregate consideration upon the Approved Sale.

(b)                                 Each of the Remaining Stockholders hereby appoints the Approving Holder holding the largest number of shares of the Preferred Stock for so long as the provisions of Section 3.13(a) remain in effect, as such Remaining Stockholder’s attorney and proxy with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the capital stock of the Corporation owned by such Remaining Stockholder, solely on the matters and in the manner specified in Section 3.13(a).

(c)                                  THE PROXIES AND POWER OF ATTORNEY GRANTED PURSUANT TO THE ABOVE PARAGRAPH ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of each Remaining Stockholder and any obligation of a Remaining Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of such Remaining Stockholder.

SECTION 4.                            Securities Act Registration Statements. Except for securities of the Corporation registered on Excluded Forms, the Corporation shall not file any registration statement under the Securities Act covering any securities unless the Corporation shall first have given each holder of Restricted Securities written notice thereof.  The Corporation further covenants that each holder of Restricted Securities shall have the right, at any time when it may be deemed to be a controlling person of the Corporation, within the meaning of the Securities Act, to participate in the preparation of such registration statement and to request the insertion therein of material furnished to the Corporation in writing which in such holder’s judgment should be included. In connection with any registration statement referred to in this Section 4, the Corporation shall indemnify, to the extent permitted by law, each holder of Restricted Securities, its officers, partners and directors and each person, if any, who controls any such holder within the meaning of the Securities Act in the same manner and to the same extent as the Corporation is required to indemnify a seller of Restricted Securities in Section 3.9 hereof. If, in connection with any such registration statement, any holder of Restricted Securities shall furnish written information to the Corporation expressly for use in the registration statement, then such holder shall indemnify the Corporation, each director of the Corporation, each officer of the Corporation who signs such registration statement and each person, if any, who controls the Corporation within the meaning of the Securities Act to the same extent as a seller of Restricted Securities is required to indemnify such persons in Section 3.9 hereof.

SECTION 5.                            Directors; Observers and Committees.

5.1.                            Voting for Directors. At each annual meeting of the stockholders of the Corporation and at each special meeting of the stockholders of the Corporation called for the purposes of electing directors of the Corporation, and at any time at which stockholders of the Corporation shall have the right to, or shall, vote for or consent to the election of directors, then, in each such event, each Common Stockholder, Series A Holder, Series B Holder and Series C Holder and each other signatory hereto shall vote all shares of voting stock of the Corporation then owned (or controlled as to voting rights) by it, him or her, whether by purchase, exercise of rights, warrants or options, stock dividends or otherwise:

(a)                                 to fix and maintain the number of directors on the Board of Directors of the Corporation at no more than five (5);

(b)                                 pursuant to Paragraph A.6(b) of Article III of the Certificate, to elect to the Board three (3) directors designated by the holders of a majority in voting power of the Series C Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as-converted to Common Stock basis (each, a “Preferred Director”); two (2) of whom shall be designated by HCV VIII, who shall initially be Christopher Mirabelli and Douglas Onsi; and one (1) of whom shall be designated by HCV IX, who shall initially be Augustine Lawlor;

(c)                                  to elect to the Board one (1) director designated by mutual agreement between HCV VIII and the Series A Holder; and

(d)                                 to elect to the Board up to one (1) additional director elected by a majority of the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock, voting together as a single class on an as converted to Common Stock basis.

5.2.                            Proxy. Each Common Stockholder, Series A Holder, Series B Holder and Series C Holder hereby grants to the largest single holder of Common Stock issued or issuable upon conversion of shares of Series C Preferred Stock or Series B Preferred Stock, an irrevocable proxy, coupled with an interest, to vote all shares of voting capital stock of the Corporation held by such holder (and any other shares of such stock over which he, she or it exercised voting control) and to take such other action to the extent necessary to carry out the provisions of Section 5 of this Agreement. THE PROXIES AND POWER OF ATTORNEY GRANTED PURSUANT TO THIS PARAGRAPH ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.

5.3.                            Cooperation of the Corporation. The Corporation shall use its best efforts to effectuate the purposes of this Section 5, including promoting the adoption of any necessary amendment of the By-laws of the Corporation and the Certificate.

5.4.                            Notices. The Corporation shall provide the Series C Holders and Series B Holders with at least twenty (20) days’ prior notice in writing of any intended mailing of notice to the Series C Holders and Series B Holders of the Corporation for a meeting at which directors are to be elected, and such notice shall include the names of the persons designated by the Corporation pursuant to this Section 5.  Each Series C Holder and Series B Holder with board member designation rights pursuant to Section 5.1(b) shall notify the Corporation in writing at least three days prior to such mailing of the persons designated by them respectively pursuant to Paragraph A.6(b) of Article III of the Certificate and Section 5.1(b) above as nominees for election to the Board.  In the absence of any notice from such Series C Holder or Series B Holder, as the case may be, the director(s) then serving and previously designated by such Series C Holder or Series B Holder shall be renominated.

5.5.                            Removal. Except as otherwise provided in this Section 5, no Series C Holder, Series B Holder, Series A Holder or Common Stockholder shall vote to remove any member of the Board designated in accordance with the foregoing provisions of this Section 5 unless the party who designated such director (the “Designating Party”) shall so vote or otherwise consent, and, if the Designating Party shall so vote or otherwise consent, then the non-designating Series C Holders, Series B Holders, Series A Holders or Common Stockholder shall likewise so vote.  Any vacancy on the Board created by the resignation, removal, incapacity or death of any person designated under the foregoing provisions of this Section 5 shall be filled by another person designated by the original Designating Party.  Each Series C Holder, Series B Holder, Series A Holder and Common Stockholder shall vote all shares of voting stock of the Corporation owned or controlled by such Series C Holder, Series B Holder, Series A Holder or Common Stockholder, respectively, in accordance with each such new designation, and no such vacancy shall be filled in the absence of a new designation by the original Designating Party.

5.6.                            Duration of Section. This Section 5 and the rights and obligations of the parties hereunder shall automatically terminate on the consummation of a Qualified Public Offering.  The rights of any Series C Holder or Series B Holder under this Section 5 shall terminate upon the date on which such Series C Holder or Series B Holder (together with all members of such Series C Holder or Series B Holder’s Group, as applicable) no longer owns twenty-five percent (25%) of the shares of Series C Preferred Stock or Series B Preferred Stock, as applicable, whereupon the obligations of the remaining Series C Holders, Series B Holders, the Series A Holder and the Common Stockholders to vote in favor of the designee of such Series C Holder or Series B Holder, as applicable, shall also terminate.

SECTION 6.                            Indemnification.

6.1.                            Indemnification of Preferred Stockholders. In the event that any Preferred Stockholder or any director, officer, employee, affiliate or agent thereof (the “Indemnitees”) becomes involved in any capacity in any action, proceeding, investigation or inquiry in connection with or arising out of any matter related to the Corporation or any Indemnitee’s role or position with the Corporation, the Corporation shall reimburse each Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by such Indemnitee in connection therewith, provided, however, that the Corporation shall not be obligated to indemnify any Indemnitee found by a court of final jurisdiction (a) to have acted with willful misconduct in connection with the matter, (b) to have breached this Agreement, and (c) to have failed to comply with the law.  The Corporation also agrees to indemnify each Indemnitee, pay on demand and protect, defend, save and hold harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, attorneys’ fees) (any of the foregoing, a “Claim”) incurred by or asserted against any Indemnitee of whatever kind or nature, arising from, in connection with or occurring as a result of this Agreement or the matters contemplated by this Agreement.  The foregoing agreement shall be in addition to any rights that any Indemnitee may have at common law or otherwise.

6.2.                            Advancement of Expenses. The Corporation shall advance all expenses reasonably incurred by or on behalf of the Indemnitees in connection with any Claim or potential Claim within twenty (20) days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance payment or payments from time to time.

SECTION 7.                            Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

SECTION 8.                            Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Corporation and each of the Preferred Stockholders and the respective successors and permitted assigns of the Corporation and each of the Preferred Stockholders (including any member of a Preferred Stockholders’ Group).  Subject to the requirements of Section 3 hereof, this Agreement and the rights and duties of the Series C Holders or Series B Holders set forth herein may be freely assigned, in whole or in part, by each Series C Holder to any member of such Series C Holder’s Group and by each Series B Holder to any member of such Series B Holder’s Group, as applicable.  Any transferee (other than a Series C Holder or Series B Holder) to whom rights under Section 3 are transferred by a Series C Holder or Series B Holder shall, as a condition to such transfer, deliver to the Corporation a written instrument by which such transferee identifies itself, gives the Corporation notice of the transfer of such rights, identifies the securities of the Corporation owned or acquired by it and agrees to be bound by the obligations imposed hereunder to the same extent as if such transferee were a Series C Holder or Series B Holder hereunder, as applicable.  A transferee to whom rights are transferred by a Series C Holder or Series B Holder pursuant to this Section 8 will be thereafter deemed to be a Series C Holder or Series B Holder, as applicable, for the purpose of the execution of such transferred rights and may not again transfer such rights to any other person or entity, other than as provided in this Section 8.  Neither this Agreement nor any of the rights or duties of the Corporation set forth herein shall be assigned by the Corporation, in whole or in part, without having first received the written consent of the Series C Holders and Series B Holders (including any members of any such Series C Holder or Series B Holder’s Group) holding a majority in voting power of the outstanding Series C Preferred Stock and Series B Preferred Stock, voting together as a single class, with each such holder entitled to the number of votes for each such share of Series C Preferred Stock and Series B Preferred Stock, as equals the number of shares of Common Stock (including fractional shares) into which each such share of Series C Preferred Stock or Series B Preferred Stock, as applicable, is then convertible, rounded up to the nearest one-tenth of a share.

SECTION 9.                            Duration of Agreement. The rights and obligations of the Corporation, the Common Stockholders and each Preferred Stockholder set forth herein shall survive indefinitely, unless and until, by their respective terms, they are no longer applicable.

SECTION 10.                     Entire Agreement. This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto; including the Prior Agreement.

SECTION 11.                     Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or facsimile with a confirmation copy by regular mail, addressed or faxed, as the case may be, to such party at the address or facsimile number, as the case may be, set forth below or such other address or facsimile number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

If to the Corporation, to:

Leap Therapeutics Inc.

c/o HealthCare Ventures LLC

47 Thorndike Street, Suite B1-1

Cambridge, MA 02141

Attention: Chief Executive Officer

Fax: 617-252-4342

With a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention: Julio E. Vega, Esquire

Telecopier: (617) 951-8736

If to the Preferred Stockholders, as set forth on Schedule 1, Schedule 2 and Schedule 3.

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

SECTION 12.                     Changes. The terms and provisions of this Agreement may be modified, amended or terminated, and any of the provisions hereof may be waived, temporarily or permanently, pursuant to a writing executed by a duly authorized representative of the Corporation and a majority in combined voting power of the outstanding Preferred Stock and/or Reserved Shares held by the Series C Holders and Series B Holders with each such holder entitled to the number of votes for such Preferred Stock or Reserved Shares that equals the number of shares of Common Stock (including fractional shares) into which each such Preferred Stock or Reserved Share is then convertible, rounded up to the nearest one-tenth of a share.

SECTION 13.                     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 14.                     Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 15.                     Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

SECTION 16.                     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17.                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

SECTION 18.                     Effectiveness. Notwithstanding any other provision of this Agreement, this Agreement shall be effective as of the date first above written.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	Chief Financial Officer, Treasurer and Secretary

[signatures continue on following page]

[Signature Page to Amended and Restated Stockholders’ Agreement of Leap Therapeutics Inc.]

PREFERRED STOCKHOLDERS:

HEALTHCARE VENTURES VIII, L.P.

By:	HealthCare Partners VIII, L.P.
its general partner

	By:	HealthCare Partners VIII, LLC its general partner

		By:	/s/ Jeffrey B. Steinberg
		Name:	Jeffrey B. Steinberg
		Title:	Administrative Officer

HEALTHCARE VENTURES IX, L.P.

By:	HealthCare Partners IX, L.P.
its general partner

	By:	HealthCare Partners IX, LLC its general partner

		By:	/s/ Jeffrey B. Steinberg
		Name:	Jeffrey B. Steinberg
		Title:	Administrative Officer

HEALTHCARE VENTURES STRATEGIC FUND, L.P.

By:	HealthCare Strategic Partners, LLC
its general partner

	By:	/s/ Jeffrey B. Steinberg
	Name:	Jeffrey B. Steinberg
	Title:	Administrative Officer

ELI LILLY AND COMPANY

By:	/s/ Darrell J. Carroll
Name:	Darrell J. Carroll
Title:	Sr. Vice President Corporate Business Development

[Signature Page to Amended and Restated Stockholders’ Agreement of Leap Therapeutics Inc.]

Schedule 1

Series A Holders

Eli Lilly and Company

Schedule 2

Series B Holders

HealthCare Ventures Strategic Fund, L.P.

HealthCare Ventures VIII, L.P.

HealthCare Ventures IX, L.P.

Schedule 3

Series C Holders

HealthCare Ventures IX, L.P.

Schedule 4

Common Stockholders

None